Consent of Independent Registered Public Accounting Firm



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 19, 2005, relating to the financial statements and financial highlights which appears in the June 30, 2005 Annual Report to Shareholders of AllianceBernstein Global Research Growth Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in this Registration Statement on Form N-1A.





PricewaterhouseCoopers LLP

New York, New York
October 26, 2005